Exhibit 10.40

CONSULTING AND RELEASE AGREEMENT

This Agreement is made and entered into by RADIUS RECYCLING (the “Company”) and RICHARD D. PEACH (“Mr. Peach”) on the following terms:

Mr. Peach’s employment with the Company will terminate effective July 2, 2024, or such earlier date as may be mutually agreed by the Company and Mr. Peach (the “Termination Date”). Mr. Peach hereby confirms his resignation from all director and officer positions with the Company and its affiliates as of the Termination Date.

1.
Payment of Wages. Mr. Peach acknowledges and represents that the Company has paid all wages and paid time off due, if any, to Mr. Peach through the date of this Agreement. Mr. Peach also acknowledges that Mr. Peach has received any and all leave and other benefits that Mr. Peach has been or is entitled to pursuant to the Family and Medical Leave Act of 1993, as amended.
2.
Post-Termination Consultation. Mr. Peach will provide the Consulting Services (as defined below) to the Company during the period commencing on the Termination Date and ending on the earlier of (a) December 31, 2024 and (b) the termination of the Consulting Services in accordance with the terms set forth in this Section 1 (such period, the “Consulting Term”), to help facilitate an orderly transition of Mr. Peach’s duties and responsibilities, in such manner and at such times as may be requested by the Company; provided, that, the number of hours Mr. Peach provides the Consulting Services during the Consulting Term shall not exceed (20) hours per week. During the Consulting Term, Mr. Peach shall report to the CEO. In consideration of the Consulting Services [and subject to Mr. Peach’s continued compliance with his obligations under Sections 5 through 10 of this Agreement], notwithstanding Section 6(iv)(D) of the Company’s 1993 Stock Incentive Plan or Section 1(c)(ii) of any Restricted Stock Unit Award Agreement, all shares of Company restricted stock units previously awarded to Mr. Peach shall continue to vest and settle on their regular schedule according to the terms of the applicable award agreements (determined as if Mr. Peach remained employed through each applicable vesting date), in each case subject to customary tax withholding and otherwise subject to the terms of the 1993 Stock Incentive Plan. During the term of this Agreement, Company will reimburse Mr. Peach for his actual, reasonable, out-of-pocket expenses for travel in connection with his work under this Agreement. Mr. Peach shall submit to the Company accurate and complete supporting documents for reimbursement of such expenses and shall follow any policies, requirements, or directions imposed by Company in connection with such expenses. The Company may terminate the Consulting Services at any time the Company learns that Mr. Peach failed to comply with the obligations set forth in Sections 5 through 10 of this Agreement. For purposes of this Agreement, “Consulting Services” shall mean reasonable consultation and transition services, including but not limited to supporting the Metals Recycling Technology team and AMRTS project, including participating in calls as requested; and other strategic projects that the CEO may request from time to time.
3.
Termination of Employee Benefit Participation and Treatment of Outstanding Equity Awards. Mr. Peach acknowledges and agrees that his active participation in all Company employee benefit plans (and any continued vesting with respect to outstanding equity awards other than his restricted stock units as described above) will cease as of the Termination Date (except as provided pursuant to Section 3 below), notwithstanding Mr. Peach’s continued consultation services pursuant to Section 1 above. The Company and Mr. Peach acknowledge and agree that Mr. Peach’s termination of employment with the Company shall be treated as a “retirement” as of the Termination Date for purposes of Mr. Peach’s outstanding equity awards, and such outstanding equity awards shall accordingly be subject to the relevant provisions of the applicable plan and award agreements thereunder (as modified by Section 2 hereof).
4.
Annual Incentive Compensation Plan: Mr. Peach shall be entitled to receive a pro-rated annual bonus for the 2024 fiscal year based on the Company’s actual performance for the 2024 fiscal year. Such bonus amount will be paid to Mr. Peach at the same time bonuses are paid to the Company’s other executive officers.
5.
Confidential Information. Mr. Peach understands and acknowledges that during the course of employment with the Company and the Consulting Term, Mr. Peach has had and will have access to and learned or will learn about confidential, secret, and proprietary documents, materials, and other information, in tangible and intangible form, of and relating to the Company and its businesses and existing and prospective customers, suppliers, investors, and other associated third parties (“Confidential Information”). Mr. Peach understands and acknowledges that the intellectual and business services Mr. Peach provided or will provide to the Company are unique, special, and extraordinary because of commercial and operational skills, acumen, and relationships that he has developed and exercised during the course of his employment with the Company and within the industry which are strongly tied to the industry and Company operations. In addition, Mr. Peach has obtained a high level of knowledge about the development and deployment of Company specific technology and other intellectual property that is of extraordinary value to the Company and its competitive advantage within the industry.

Mr. Peach further understands and acknowledges that this Confidential Information and the Company’s ability to reserve it for the exclusive knowledge and use of the Company is of great competitive importance and commercial value to the Company, and that improper use or disclosure of the Confidential Information by Mr. Peach may cause the Company to incur financial costs, loss of business advantage, liability under confidentiality agreements with third parties, civil damages, and criminal penalties.

For purposes of this Agreement, Confidential Information includes, but is not limited to, all information not generally known to the public, in spoken, printed, electronic, or any other form or medium, relating directly or indirectly to the business that: a) is marked as Confidential Information; b) is treated by the Company as Confidential Information; c) would otherwise appear to a reasonable person to be confidential or proprietary in the context and circumstances in which the information is known or used; or d) that if known to others, would give them an unfair competitive advantage. This provision is to be construed as broadly as permitted by law for the benefit of the Company to protect its trade secrets and confidential and proprietary information.

Mr. Peach agrees and covenants: to treat all Confidential Information as strictly confidential; not to directly or indirectly disclose, publish, communicate, or make available Confidential Information, or allow it to be disclosed, published, communicated, or made available, in whole or part, to any entity or person whatsoever except as required in the performance of any of Mr. Peach’s obligations to the Company under this Agreement and as authorized by an officer of the Company.

Nothing in this Agreement shall be construed to prevent disclosure of Confidential Information as may be required by applicable law or regulation, or pursuant to the valid order of a court of competent jurisdiction or an authorized government agency, provided that the disclosure does not exceed the extent of disclosure required by such law, regulation, or order. Mr. Peach shall promptly provide written notice of any such order to an authorized officer of the Company where such notice is not prohibited by law or court order.

Nothing in this Agreement prohibits or restricts Mr. Peach from filing a charge or complaint with the Securities and Exchange Commission (SEC), the Financial Industry Regulatory Authority (FINRA), or any other securities regulatory agency or self-regulatory authority, or the Equal Employment Opportunity Commission (EEOC), the National Labor Relations Board (NLRB), the Occupational Safety and Health Administration (OSHA), or any other federal, state, or local governmental agency or commission (collectively, “Government Agencies”). Mr. Peach further understands that this Agreement does not limit Mr. Peach’s ability to communicate with any securities regulatory agency or authority or Government Agencies or otherwise participate in any investigation or proceeding that may be conducted by any securities regulatory agency or authority or Government Agencies in connection with reporting a possible securities law violation without notice to the Company.

Notice of Immunity Under the Defend Trade Secrets Act of 2016. Notwithstanding any other provision of this Agreement, Mr. Peach will not be held criminally or civilly liable under any federal or state trade secret law for any disclosure of a trade secret that is made: (1) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, and solely for the purpose of reporting or investigating a suspected violation of law; or (2) in a complaint or other document that is filed under seal in a lawsuit or other proceeding. If Mr. Peach files a lawsuit for retaliation by the Company for reporting a suspected violation of law, Mr. Peach may disclose the Company’s trade secrets to Mr. Peach’s attorney and use the trade secret information in the court proceeding if Mr. Peach: (1) files any document containing the trade secret under seal; and (2) does not disclose the trade secret, except pursuant to court order.

6.
Non-Interference with Business. Mr. Peach agrees and covenants that he will not interfere with the Company’s business, including but not limited to: the disclosure of confidential and proprietary business information; the disparagement of the Company, its officers, employees, products, services; solicitation of the Company’s employees or customers; his failure to cooperate with the Company; or engaging in unfair competitive activities, as set forth below.
7.
Non-Disparagement. Mr. Peach agrees and covenants that Mr. Peach shall not at any time make, publish, or communicate to any person or entity or in any public forum any disparaging remarks, comments, or statements concerning the Company or its businesses, or any of its employees, officers, or directors and its existing and prospective customers, suppliers, investors, and other associated third parties, now or in the future.
8.
Non-Competition. Because of the Company’s legitimate business interest as described in this Agreement and the good and valuable consideration offered to Mr. Peach, for the remainder of Mr. Peach’s employment with the Company and for the term of six (6) months to run consecutively following the Termination Date, Mr. Peach agrees and covenants not to engage in any Competitive Activity (as defined below) within the Company’s Industry. “Industry” is defined as the businesses and activities in which the Company engages as set forth in the Company’s publicly reported and filed Annual and Quarterly statements.

For purposes of this non-compete clause, “Competitive Activity” means to, directly or indirectly, in whole or in part, engage in, provide services to, or otherwise participate in, whether as an employee, company, owner, operator, manager, advisor, consultant, agent, partner, director, stockholder, officer, volunteer, intern, or any other similar capacity, any entity engaged in a business within the Company’s Industry. Without limiting the foregoing, Competitive Activity also includes activity that may require or inevitably require Mr. Peach’s disclosure of trade secrets, proprietary information, or Confidential Information.

Nothing in this Agreement prohibits Mr. Peach from purchasing or owning less than five percent (5%) of the publicly traded securities of any corporation, provided that Mr. Peach’s ownership represents a passive investment and that Mr. Peach is not a controlling person of, or a member of a group that controls, the corporation.

9.
Non-Solicitation of Employees. Mr. Peach understands and acknowledges that the Company has expended and continues to expend significant time and expense in recruiting and training its employees and that the loss of employees would cause significant and irreparable harm to the Company. Mr. Peach agrees and covenants not to directly or indirectly solicit, hire, recruit, attempt to hire or recruit, or induce the termination of employment of any employee of the Company or its subsidiaries for the remainder of his employment with the Company and for the term of six (6) months to run consecutively following the Termination Date.
10.
Non-Solicitation of Customers. Mr. Peach understands and acknowledges that the Company has expended and continues to expend significant time and expense in developing customer relationships, customer information, and goodwill, and that because of Mr. Peach’s experience with and relationship to the Company, Mr. Peach has had and will have access to and learned and will learn about much or all of the Company’s customer information (“Customer Information”). Customer Information includes, but is not limited to, names, phone numbers, addresses, email addresses, order history, order preferences, chain of command, pricing information, and other information identifying facts and circumstances specific to the customer and relevant to the Company’s sales, services, and business.

Mr. Peach understands and acknowledges that loss of any of these customer relationships or goodwill will cause significant and irreparable harm to the Company.

Mr. Peach agrees and covenants for the remainder of his employment with the Company and for the term of six (6) months to run consecutively following the Termination Date, not to directly or indirectly solicit or attempt to solicit, contact (including but not limited to communications using email, regular mail, express mail, telephone, fax, instant message, social media, or any other oral, written, or electronic transmission), attempt to contact, or meet with any current, former, or prospective customers of the Company or its subsidiaries for the purpose of offering or accepting goods or services similar to or competitive with those offered by the Company (other than in connection with his provision of services to the Company).

11.
Cooperation. Mr. Peach shall cooperate with the Company regarding matters arising out of or related to Mr. Peach’s service to the Company. The Company shall make reasonable efforts to minimize disruption of Mr. Peach’s other activities. The Company shall reimburse Mr. Peach for reasonable expenses incurred in connection with this cooperation and, solely to the extent that Mr. Peach is required to spend substantial time on such matters following the Consulting Term, the Company shall compensate Mr. Peach at an hourly rate of $350 per hour, which is approximately based on Mr. Peach’s base salary on the Termination Date.
12.
Remedies. In the event of a breach or threatened breach by Mr. Peach of any provision of this Agreement, Mr. Peach hereby consents and agrees that money damages would not afford an adequate remedy and that Company shall be entitled to seek a temporary or permanent injunction or other equitable relief against such breach or threatened breach from any court of competent jurisdiction, without the necessity of showing any actual damages, and without the necessity of posting any bond or other security. Any equitable relief shall be in addition to, not in lieu of, legal remedies, monetary damages, or other available relief.

The parties mutually agree that this Agreement can be specifically enforced in court and can be cited as evidence in legal proceedings alleging breach of the Agreement.

13.
Waiver and General Release by Mr. Peach. Mr. Peach acknowledges that Mr. Peach would not be entitled to receive the payments and benefits provided for in Section 2 herein absent Mr. Peach’s execution of and compliance with this Agreement. For the consideration set forth in this Agreement, which the Company does not otherwise owe, Mr. Peach, for Mr. Peach, Mr. Peach’s marital community, Mr. Peach’s heirs, executors, administrators, successors, and assigns, hereby knowingly and voluntarily waives, releases, acquits and forever discharges the Company and its parent, its affiliates, partners, subsidiaries, and related corporations and each entity’s respective owners, directors, officers, shareholders, employees, agents, contractors, successors and assigns, from any and all known or unknown liability, damages, claims, causes of action or suits of any type related directly or indirectly to Mr. Peach’s employment with Company, and the termination of Mr. Peach’s employment with Company, including claims under any common law theories, including but not limited to, breach of contract or tort or tort-like theories and under any state or federal, constitutional, civil rights, labor, and employment laws, including but not limited to, Employee Retirement Income Security Act (ERISA), Title VII of the Civil Rights Act of 1964, the Post Civil War Civil Rights Acts (42 USC §§ 1981-1988), the Civil Rights Act of 1991, the Equal Pay Act, Older Workers’ Benefit Protection Act, the Age Discrimination in Employment Act, the Americans with Disabilities Act, the Worker Adjustment and Retraining Notification Act, the Rehabilitation Act of 1973, and the Uniformed Services Employment and Reemployment Rights Act, Executive Order 11246, all as amended, including any regulations or guidelines thereunder, any other theory, whether legal or equitable, including attorneys’ fees, and any other claims which could have been asserted up to the date of execution of this Agreement, but excluding the Fair Labor Standards Act, the National Labor Relations Act and any other state, federal or local statute or law which prohibits the release of claims generally or absent court, agency or other approval.

This Release shall not affect any rights that Mr. Peach may have under health insurance plans or under the retirement plans maintained by the Company or for workers’ compensation benefits, unemployment compensation, or any other claim for which a release is prohibited by law.

Mr. Peach assumes all risks attendant to the release of claims arising out of facts occurring at any time prior to the execution of this Agreement which are unknown, unforeseen, or latent.

14.
Time for Consideration of Offer, Consultation with Counsel. Mr. Peach is hereby advised to consult with an attorney prior to executing this Agreement. Mr. Peach acknowledges that Mr. Peach has been granted a period of twenty-one (21) days within which to consider this Agreement (the “Consideration Period”). Mr. Peach acknowledges that if Mr. Peach signs and returns this Agreement prior to the expiration of the Consideration Period, or if Mr. Peach chooses to forego the advice of an attorney, Mr. Peach does so freely and knowingly, and waives any and all future claims that such action or actions would affect the validity of this Agreement.
15.
Revocation Period. Mr. Peach may revoke this Agreement within seven (7) calendar days after signing it. Notice of revocation must be made in writing and must be received by [ATTN: HUMAN RESOURCES, PO BOX 10047, Portland, Oregon 97296]. If Mr. Peach revokes this Agreement, the Company will be immediately released of any further obligation under this Agreement and this Agreement will not be effective or enforceable.
16.
Effective Date. If Mr. Peach signs and returns this Agreement by the end of the Consideration Period, and does not revoke it, it will become effective and irrevocable on the 8th day after Mr. Peach signs it (the “Effective Date”) and only then will Mr. Peach be entitled to the payments and benefits set forth in Section 2 of this Agreement, which will be paid to Mr. Peach following the Effective Date as described in this Agreement.
17.
No Pending Claims or Lawsuits. Mr. Peach represents that, to his knowledge, no claims, complaints, charges or other proceedings are pending in any court, administrative agency, commission or other forum relating directly to Mr. Peach’s employment with the Company; however, nothing in this Agreement precludes Mr. Peach from filing a charge or complaint with, or participating in an investigation conducted by, the Equal Employment Opportunity Commission (EEOC) or other federal, state or local governmental agency. Mr. Peach does waive, however, the right to any monetary recovery, should any agency pursue any claims on Mr. Peach’s behalf, if such waiver is permitted by applicable law.
18.
Claims Under the Older Workers Benefit Protection Act (“OWBPA-). In addition, in spite of this Agreement, Mr. Peach still retains the right to challenge the knowing and voluntary nature of this Agreement under the Older Workers Benefit Protection Act (“OWBPA”) and Age Discrimination in Employment Act (“ADEA”) before a court, the EEOC, or any state or local agency permitted to enforce those laws, and this release does not impose any penalty or condition for doing so. Mr. Peach understands, however, that if Mr. Peach successfully pursues a claim against the Company under the OWBPA or the ADEA, the Company may seek to set off the amount paid to Mr. Peach for signing the release against any amount Mr. Peach obtains. If Mr. Peach unsuccessfully pursues a claim against the Company under the OWBPA or the ADEA, then the Company may be entitled to recover its costs and attorneys’ fees to the extent specifically authorized by federal law.
19.
Confidential Agreement. Until such time as the terms of this Agreement may be publicly disclosed by the Company, Mr. Peach agrees to keep the terms of this Agreement strictly confidential and not to disclose those terms to anyone, except a spouse, attorney, or tax adviser, unless compelled to do so by compulsory court process. The parties agree that this confidentiality provision is a material term of this Agreement.
20.
Tax Withholding. All amounts payable to Mr. Peach pursuant to this Agreement are subject to applicable tax withholdings.

21.
Entire Agreement. This document is the entire Agreement between Mr. Peach and the Company. The Company has made no promises to Mr. Peach other than those in this Agreement. Except as stated otherwise in this Agreement, this Agreement supersedes any previous understandings, agreements or correspondence of the parties and is binding on the parties, their heirs, executors, administrators, and successors in interest. This Agreement may be changed only in a written document signed by both Mr. Peach and the Company. For purposes of this Agreement, the parties shall be deemed to have participated equally in its drafting.
22.
Choice of Law. This Agreement shall be interpreted under the laws of the State of OREGON, without giving effect to conflict of law principles.
23.
Voluntary Acknowledgment. The parties represent that they have each read this Agreement in its entirety and are fully aware of its content and legal effect. Each party executes this Agreement voluntarily and with full awareness of its terms.

[Signature page follows.]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the dates below.

THIS AGREEMENT CONTAINS A RELEASE. PLEASE READ CAREFULLY BEFORE SIGNING.

Dated: July 2, 2024	/s/ Richard Peach RICHARD PEACH
RADIUS RECYCLING
Dated: July 2, 2024	By: /s/ Erich Wilson Title: SVP, CHRO